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                                                                   EXHIBIT 5.1


                                 Detroit Office
                                August 19, 1997


Complete Business Solutions, Inc.
32605 West Twelve Mile Road, Suite 250
Farmington Hills, Michigan 48344


Ladies and Gentlemen:

        You have requested our opinion in connection with the above-captioned Registration Statement on Form S-1 to be filed by Complete Business Solutions, Inc., a Michigan corporation (the "Company"), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder (the "Rules"). The Registration Statement relates to the offering of up to 402,500 shares (the "Shares") of common stock (the "Common Stock").

        We have examined such records and documents and have made such examination of law as we considered necessary to form a basis for the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.

        Based upon such examination and subject to the foregoing, it is our opinion that the Common Stock has been duly authorized and when issued, delivered and paid for in the manner described in such Underwriting Agreement, will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In doing so, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or under the Rules.


                               Very truly yours,

                               /s/ Butzel Long
                                   -----------------
                                   Butzel Long